EXHIBIT 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante	Justin Jackson (Media) 212-213-0006 ext. 327
Senior Director	Jason Farber (Media) 212-213-0006 ext. 339
Investor / Public Relations	Lisa Burns (Investors) 212-213-4281
631-962-2000
OSI PHARMACEUTICALS FILES RESALE REGISTRATION STATEMENT FOR PREVIOUSLY ISSUED CONVERTIBLE NOTES
- Registration Statement Effective Upon Filing with the SEC -
MELVILLE, NEW YORK, March 24, 2006— OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it filed with the Securities and Exchange Commission a registration statement on Form S-3 for the resale by selling security holders of notes and underlying shares of common stock relating to its previously issued 2.00% Convertible Senior Subordinated Notes due 2025. OSI originally sold the $115 million aggregate principal amount of convertible notes in December 2005 in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. The notes are subject to a registration rights agreement. The registration statement automatically became effective upon filing. OSI will not receive any of the proceeds from the resale of the notes or underlying shares of common stock.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.